UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 16, 2014

Omni Bio Pharmaceutical, Inc.

(Exact Name of Registrant as Specified in its Charter)

Colorado	000-52530	20-8097969
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)
181 W. Boardwalk, Suite 202 Fort Collins, CO	80525
(Address of Principal Executive Offices)	(Zip Code)

(970) 237-5178
(Registrant’s telephone number, including area code)

_______________________________________________________ (Former Name or Former Address, if Changed since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

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☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events

On October 16, 2014, Omni Bio Pharmaceutical, Inc. received a notice from the United States Patent and Trademark Office (“USPTO”) that the USPTO has granted a Request for Ex Parte Reexamination (the “Request”) of our issued composition of matter patent (No. 8,633,305) that covers various recombinant alpha-1 antitrypsin (AAT) forms connected with the polypeptide AAT-Fc molecule. The Request, submitted by an unidentified third party, contains various prior art references alleged to invalidate our patent. The reexamination process requires the USPTO to consider the scope and validity of the patent based on what it deems to be substantial new questions of patentability raised by the third party. All of the claims of the patent will remain valid and in force during the reexamination proceedings.

We plan to vigorously defend our patent and believe that the challenge presented by the Request will bolster our patent’s novelty and non-obviousness, and ultimately render it stronger.

Regardless of the ultimate outcome of the reexamination, if our AAT-Fc2 lead molecule is successful in being brought to market, it is expected that we would have market exclusivity for a minimum of 12 years from the time of introduction in the U.S. and 10 years in Europe. These periods of market exclusivity would extend beyond life of any AAT-Fc patent currently issued or under review.

Nonetheless, a narrowing or elimination of the patent claims in our AAT-Fc patent may have a negative impact on future business and operating results.

The information presented in this Item 8.01 of Form 8-K contains forward-looking statements regarding us, our patent position, business and prospects that are subject to certain risks and uncertainties that could cause our actual patent position, business and prospects to differ materially from those that may be anticipated by such forward-looking statements. Such factors include, without limitation, our ability to successfully defend the Request and to bring AAT-Fc to market. We undertake no obligation to revise any forward-looking statements in order to reflect events or circumstances that may subsequently arise. For additional factors that may affect the validity of our forward-looking statements, see the risk factors set forth in Part I. Item 1A. “Risk Factors” of our 2014 Form 10-K.

SIGNATURES

 Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OMNI BIO PHARMACEUTICAL, INC.

Dated: October 20, 2014	By:	/s/ Bruce E. Schneider
Bruce E. Schneider
Chief Executive Officer